Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of August 20, 2018 (the “Effective Date”) is entered into by and between Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Steven Zelenkofske (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the employment of the Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, expressly intending to be legally bound, the Company and the Executive agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on December 31, 2018, unless earlier terminated pursuant to the provisions of Section 4 or extended pursuant to the provisions herein (such period, the “Employment Period”). On January 1, 2019, and on each yearly anniversary of such date thereafter, this Agreement shall automatically renew for successive one-year periods unless, at least six (6) months prior to the applicable expiration date, either party has notified the other party that the Agreement shall not so renew.

2. Title: Capacity. During the Employment Period, the Executive shall serve as the Company’s Executive Vice President and Chief Medical Officer. The Executive shall be based at the Company’s office in Pennsylvania or such place or places in the continental United States as the Company’s Chief Executive Officer (“CEO”) shall determine. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the CEO or the Board of Directors of the Company (the “Board”). The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the CEO or the Board shall from time to time reasonably assign to the Executive. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. Notwithstanding the foregoing, the Executive may serve on a board of directors of a public or private company following the prior written consent of the CEO and the Board of Directors, provided that any such board service does not, in the reasonable judgment of the CEO and/or the Board, interfere in any material respect with the performance of the Executive’s duties for the Company, create a conflict of interest, or otherwise violate this Agreement or any other written agreement between the Company and the Executive, including the Restrictive Covenant Agreement (as defined below). The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Executive will be eligible to participate in the Company’s performance review process.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, a base salary at the biweekly rate of $16,538.46 (which if annualized equals $430,000) (the “Base Salary”). Such Base Salary may be increased in the sole discretion of the Board.

3.2 Signing Bonus. The Executive will receive a one-time signing bonus of $100,000, less all applicable taxes and withboldings (the “Signing Bonus”), payable in the Company’s first regular payroll cycle following the Effective Date. If, prior to the first anniversary of the Effective Date, the Company terminates the Executive’s employment for Cause (as defined below) or the Executive resigns his employment without Good Reason (as defined below), the Executive will be obligated to repay the entire Signing Bonus within thirty (30) days following his separation from employment. If, after the first but before the second anniversary of the Effective Date, the Executive’s employment is terminated for Cause or he resigns without Good Reason, the Executive will be obligated to repay one-half (1/2) of the Signing Bonus within thirty (30) days following his separation from employment. For the avoidance of doubt, the Executive will not be obligated to repay any portion of the Signing Bonus if (a) after the second anniversary of the Effective Date his employment is terminated for Cause or he resigns without Good Reason, or (b) at any time after the Effective Date he resigns for Good Reason or his employment is terminated without Cause or due to expiration of the Employment Period by notice of non-renewal by the Company.

3.3 Performance Bonus. Following the end of each fiscal year and subject to the approval of the Board, the Executive shall be eligible to receive a discretionary retention and performance bonus (the “Performance Bonus”). The target amount of such Performance Bonus will be 40% of the Executive’s Base Salary for the applicable fiscal year (the “Target Bonus”), based on the Company’s achievement of its performance goals for the applicable fiscal year and the Executive’s achievement of his performance goals for the applicable fiscal year, both as determined by the Board in its sole discretion. The Executive’s individual performance goals for each fiscal year will be established by the CEO on an annual basis in consultation with the Executive. The Executive must be an active employee of the Company on the date any Performance Bonus is distributed in order to be eligible for and to cam any bonus award, as it also serves as an incentive to remain employed by the Company.

3.4 Equity Award. Subject to approval by the Company’s Compensation Committee, on or about the Effective Date, the Executive shall be granted an option to purchase 500,000 shares of Common Stock, $0.001 par value (“Common Stock”) of the Company, such option to (a) have an exercise price per share equal to the closing price per share of the Company’s Common Stock on the NASDAQ Global Select Market on the date of grant, (b) vest and become exercisable, subject to the Executive’s continued service on each applicable vesting date, at a rate of 25% of the total shares underlying the option on the first anniversary of the date of grant and as to an additional 6.25% of the total shares underlying the grant at the end of each successive three month period thereafter, and (c) be subject to the terms and conditions of a stock option agreement to be provided by the Company. The Executive may be eligible to receive additional stock options or stock based awards from time to time, provided that any such stock options or stock based awards will be made, if at all, solely at the discretion of the Board and upon such terms and conditions as the Board shall determine.

3.5 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its Executives, to the extent that the Executive is eligible under the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion. The Executive shall be entitled to 20 days of paid time off (“PTO”) per calendar year, until and unless the Executive has been employed by the Company for at least five years, in which event the Executive shall be entitled to 25 days of PTO each calendar year. PTO shall be subject to the accrual, use, and carryover provisions set forth in the Company’s vacation policy.

3.6 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related or necessary to, the performance of his duties and responsibilities under this Agreement and the continuation of his licensure and certification to practice as a physician, including medical society and fellowship dues and required continuing medical education courses, all in accordance with the policies and procedures, and subject to the limitations, adopted by the Company from time to time.

3.7 Withholding. All compensation payable to the Executive shall be subject to applicable taxes and withholding.

4. Termination of Employment Period. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Employment Period by notice of non-renewal in accordance with Section 1;

4.2 At the election of the Company for Cause, immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based;

4.3 At the election of the Executive for Good Reason, pursuant to the provisions set forth below;

4.4 Upon the death or Disability (as defined below) of the Executive;

4.5 At the election of the Company without Cause, upon not less than fifteen (15) days’ prior written notice of termination (the “Notice Period”), provided, however, that the Company may, in its sole discretion, in lieu of all or part of the Notice Period, pay the Executive an amount equal to the Base Salary that would otherwise have been payable to the Executive had the Executive remained employed for the duration of the Notice Period (in which case the Executive’s termination will become effective on the date set forth in the Company’s written notice of termination (the “Early Termination Date”), and the Executive will be paid an amount equal to the Base Salary the Executive would have received had the Executive remained employed by the Company between the Early Termination Date and the end of the Notice Period (the “Early Termination Payment”), with the Early Termination Payment to be made no later than the 30th day following the end of the Notice Period); or

4.6 At the election of the Executive without Good Reason, upon not less than fifteen (15) days’ prior written notice of termination.

5. Effect of Termination.

5.1 Termination by the Company Without Cause or by the Executive for Good Reason Within 12 Months Following a Change in Control. If, within 12 months following a Change in Control Date, either the Executive’s employment is terminated by the Company without Cause (other than due to his Disability or death) or the Executive resigns for Good Reason (a “Change in Control Termination”), then, following the Executive’s date of termination (the “Date of Termination”) and subject to the conditions of Section 6 and in accordance with the timing and payment terms set forth in Section 6:

(a) the Company shall, for a period of 12 months beginning on the Payment Commencement Date, continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his then current Base Salary as severance;

(b) if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 12th month after the Date of Termination, and (y) the date the covered individual’s COBRA continuation coverage expires (the “COBRA Continuation Period”), unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case the Company shall instead, through the COBRA Continuation Period, pay the Executive on a monthly basis the cash equivalent of the Company’s share of the premium, less applicable taxes and withholdings;

(c) the Executive will receive, in a lump sum on the Payment Commencement Date, an amount equal to 100% of the Target Bonus for the fiscal year in which his Date of Termination occurs;

(d) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full; and

(c) each restricted stock or stock unit award held by the Executive shall be deemed to be fully vested and free from repurchase and forfeiture provisions, and, to the extent applicable, will no longer be subject to a right of repurchase by or forfeiture to the Company; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration of distribution would trigger taxation under Section 409 A of the Code.

5.2 Termination by the Company Without Cause or by the Executive for Good Reason Prior to, or More than 12 Months Following, a Change in Control. If, prior to a Change in Control Date or more than 12 months following a Change in Control Date, either the Executive’s employment is terminated by the Company without Cause (other than for Disability or death) or the Executive resigns for Good Reason (a ‘‘Non-Change in Control Termination”), then, following the Date of Termination and subject to the conditions of Section 6 and in accordance with the payment terms set forth in Section 6:

(a) the Company shall, for a period of 12 months beginning on the Payment Commencement Date, continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his then current Base Salary as severance;

(b) if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 12th month after the Date of Termination, and (y) the date the covered individual’s COBRA continuation coverage expires (the “COBRA Continuation Period”), unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case the Company shall instead, through the COBRA Continuation Period, pay the Executive on a monthly basis the cash equivalent of the Company’s share of the premium, less applicable taxes and withholdings; and

(c) the Executive will receive a pro-rated Target Bonus for the fiscal year in which his Date of Termination occurs, calculated by multiplying the Target Bonus for such year by a fraction, the numerator of which is the number of days the Executive was employed by the Company in such year and the denominator of which is 365, paid in a lump sum on the Payment Commencement Date.

5.3 Termination by the Company for Cause, by the Executive Without Good Reason. or Due to Death or Disability. If the Company terminates the Executive’s employment for Cause or the Executive resigns without Good Reason, or if the Executive’s employment terminates due to his death or Disability, then the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled to only (a) the Base Salary that has accrued and to which the Executive is entitled as of the Date of Termination, and (b) at the Executive’s own cost, continued group medical and/or dental insurance under the continuation coverage rules known as COBRA, subject to the terms and conditions of the COBRA rules. The Executive shall not be entitled to any other compensation or consideration, including any Performance Bonus not yet paid, that the Executive may have received had the Employment Period not ended. For the avoidance of doubt, termination of this Agreement by notice of non-renewal by the Executive will be treated as a termination by the Executive without Good Reason.

5.4 Termination Prior to or More Than 12 Months Following a Change in Control Due to Expiration of the Employment Period by Notice of Non-Renewal. lf (a) this Agreement and the employment of the Executive terminate due to expiration of the Employment Period by notice of non-renewal by the Company, and (b) the Date of Termination occurs prior to a Change in Control Date or more than 12 months following a Change in Control Date, and provided that the Executive would otherwise have been willing and able to continue his employment under the terms of this Agreement but for the Company’s decision not to renew, then such termination will be treated as a Non-Change in Control Termination and the provisions of Section 5.2 shall apply.

5.5 Termination Within 12 Months Following a Change in Control Due to Expiration of the Employment Period by Notice of Non-Renewal. lf (a) this Agreement and the employment of the Executive terminate due to expiration of the Employment Period by notice of non-renewal by the Company, and (b) the Date of Termination occurs within 12 months following a Change in Control Date, and provided that the Executive would otherwise have been willing and able to continue his employment under the terms of this Agreement but for the Company’s decision not to renew, then such termination will be treated as a Change in Control Termination and the provisions of Section 5.1 shall apply.

6. Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 5.1, 5.2, 5.4, or 5.5 is conditioned upon the Executive signing and delivering to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Executive Release”), which Executive Release must become irrevocable within sixty (60) days following the Date of Termination (or such shorter period as the Company may provide, which shall not be less than 30 days following the Date of Termination). The Company shall commence or make, as applicable, the payments under Section 5.1, 5.2, 5.4, or 5.5 on the first payroll period following the date the Executive Release becomes irrevocable (such date, the “Payment Commencement Date”); provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Commencement Date shall be the first payroll period of such later calendar year; and provided further that the payment of any amounts pursuant to Section 5.1, 5.2, 5.4, or 5.5 shall be subject to the terms and conditions set forth in Exhibit A. For the avoidance of doubt, regardless of whether the Executive timely enters into the Executive Release, the Executive may, at his own cost, continue group medical and/or dental insurance under the continuation coverage rules known as COBRA, subject to the terms and conditions of the COBRA rules.

7. Termination Obligations.

7.1 Return of Company’s Property. The Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by the Executive in the course of or incident to the Executive’s employment, belong to the Company and shall be promptly returned to the Company upon termination of the Executive’s employment or earlier request by the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information or confidential information of the Company.

7.2 Cooperation. Following any separation from employment or notice thereof, the Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other executives of the Company. The Executive shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to the Executive’s acts or omissions while employed by the Company.

8. Section 280G.

8.1 Notwithstanding any other provision of this Agreement, except as set forth in Section 8.2, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(l)) for the Executive. For purposes of this Section 8, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

8.2 Notwithstanding the provisions of 8.1, no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-l, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him or her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 8.2 shall be referred to as a “Section 8.2 Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by Jaw.

8.3 For purposes of this Section 8 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

8.4 Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 8.4. Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 8.2 Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he or she agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he or she disagrees with such determination, in which case he or she shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 8.2 Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 8, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that he or she agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the State of Connecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 8.1 and 8.2 hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

8.5 The provisions of this Section 8 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

9. Restrictive Covenant Agreement. As a condition of the Executive’s employment, the Executive shall execute the Nondisclosure, Assignment of Inventions and Post-Employment Covenants Agreement (the “Restrictive Covenant Agreement”) provided to him contemporaneously with this Agreement.

10. Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

11. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

11.1 “Cause” shall mean (a) a good faith finding by the Company that (i) the Executive has failed to substantially perform his reasonably assigned duties for the Company, or (ii) the Executive has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company, (b) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony, (c) breach by the Executive of any material provision of this Agreement or other agreement with the Company (which breach is not cured within 30 days following written notice by the Company thereof), or (d) breach by the Executive of the Restrictive Covenant Agreement.

11.2 “Change in Control” shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), provided that, where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

11.3 “Change in Control Date” means the first date during the Employment Period on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated (i) without Cause (other than due to the Executive’s death or Disability), or (ii) due to expiration of the Employment Period by notice of non-renewal by the Company, within 60 days prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment. Where applicable, the Company shall take such steps as are reasonably practicable as of the termination date to preserve the availability of equity compensation that may expire (other than by reaching the full term of an option) during the 60 day period (by vesting and freezing the equity) pending the occurrence of the Change in Control.

11.4 “Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation, as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

11.5 “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the following events: (i) a material diminution of the Executive’s base compensation; (ii) a requirement that the Executive’s principal place of providing services to the Company change by more than 50 miles, other than in a direction that reduces the Executive’s daily commuting distance; (iii) any material breach by the Company or any successor thereto of a material provision of this Agreement; or (iv) a material diminution in the Executive’s authority, duties, or responsibilities, provided, however, and for the avoidance of doubt, that Good Reason shall not exist if the Executive no longer holds the same title or functional role within an entity resulting from a Change in Control, so long as the Executive’s responsibilities are not substantially diminished. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) the Executive gives the Company a written notice of the purported Good Reason (no more than 90 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and the Executive has not been reasonably compensated for any losses or damages resulting therefrom) within 30 days following the Company’s receipt of such notice, and (z) if the Company docs not correct, the Executive ends his employment not more than 30 days following the period to correct in (y).

12. Miscellaneous.

12.1 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. The Executive is not relying on any representations other than those set forth in this Agreement.

12.2 Notices. Any notice delivered under this Agreement shall be deemed duly delivered 3 business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, to the Company at its principal headquarters and to the Executive at the address most recently shown on the personnel records of the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 12.2.

12.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive and approved by the Board.

12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within Pennsylvania), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive arc personal and shall not be assigned by him.

12.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

12.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.10 Executive’s Acknowledgments. The Executive acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Joseph Truitt	Date:	8/5/18
Name: Joseph Truitt
Title: Chief Executive Officer

EXECUTIVE:

/s/ Steven Zelenkofske		Date:	July 20 2018
Steven Zelenkofske

Exhibit A

Section 409A

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and this Agreement shall be interpreted consistently therewith. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(a) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, provided that any tax gross-ups may be reimbursed by the end of the calendar year following the calendar year in which such taxes arc remitted to the taxing authorities. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payments of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of Executive’s death. The Company is not making any representation or warranty to Executive with respect to the treatment of this Agreement under Code Section 409A and shall have no liability to Executive or any other person with respect to payments or benefits under this Agreement should any payments or benefits under this Agreement be determined to constitute nonqualified deferred compensation subject to Code Section 409A but not satisfying the conditions of such section.